Exhibit 3.1.4



                           VERMONT SECRETARY OF STATE
                Location: 81 River Street Mail: 109 State Street
                            Montpelier, VT 05609-1104


                              ARTICLES OF AMENDMENT
                    (Vermont domestic for-profit corporation)


Name of Corporation:       Ben & Jerry's Homemade, Inc.

A corporation may amend its articles of incorporation at anytime to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required. If a corporation has not yet issued shares, its incorporators or board of directors may adopt one or more amendments to the corporation's articles of incorporation.

The text and date of each amendment adopted.
Additional Article
(A) Commencing with the election of directors at the 1997 Annual Meeting at which this Article entitled "Classification of Directors" is adopted by stockholders of the Corporation, the directors of the Corporation shall be classified and divided into three classes, as nearly equal in number as possible, one class ("Class A") whose term expires at the first annual meeting of stockholders to be held after their election, another class ("Class B") whose term expires at the second annual meeting of stockholders to be held after their election and another class ("Class C") whose term expires at the third annual meeting of stockholders to be held after their election, with each class to hold office until its successors are elected and qualified. At each annual meeting of the stockholders of the Corporation thereafter, the successors of the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from any death, resignation, removal or other reason shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

  (B) Any director or directors may be removed from office at any time, but only for cause and only upon the affirmative vote of two-thirds of the votes cast by the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together. Any vacancy in the Board of Directors resulting from any such removal may be filled by vote of two-thirds of the directors then in office, although less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until such director's successor shall be elected and qualified or until such director's earlier death, resignation or removal.

  (C) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be


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      apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

  (D) Notwithstanding any other provision of the Articles of Association or the By-laws of the Corporation (and notwithstanding the fact that a lesser vote may be specified by law), the affirmative vote of two-thirds of the votes cast by the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with the purpose or intent of the provision of this Article, entitled "Classification of Directors", of the Articles of Association of the Corporation.

Amendment adopted June 28, 1997.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.
N/A

If the amendment was adopted by the incorporators or board of directors, without shareholder action, make a statement to that effect and that shareholder action was not required.
N/A

If the amendment was approved by shareholders.

(A) the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, the number of votes of each voting group represented at the meeting.

There were outstanding and entitled to vote on the Amendment the following shares of capital stock, entitled to vote together as one voting group on the
Amendment:

6,392,646 shares of Class A Common Stock, $.033 par value, entitled to one vote per share 891,072 shares of Class B Common Stock, $.033 par value, entitled to ten votes per share 900 shares of Class A Preferred Stock, $1.00 par value, entitled to one vote per share

Represented at the Annual Meeting of Stockholders held June 28, 1997 were an aggregate of 12,339,686 votes of the voting group represented at the meeting.

(B) either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each voting group and a statement that the number cast for the amendment by each voting group was sufficient for approval by the voting group.

     The total number of votes cast for the Amendment by all of the shares of the capital stock voting together as the voting group was 8,613,651.


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The number of votes cast for the  Amendment by the voting  group was  sufficient for approval of the Amendment.







Signatures:/s/Frances Rathke  Title: Treasurer & Secretary  Date: March 26, 1998
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